Exhibit 10.7

Omnibus Annual Incentive Compensation Plan
Amended and Restated Effective as of January 1, 2022

Annual Incentive Compensation Plan
PLAN DOCUMENT
1.0Plan Objectives
1.1The purpose of the Federal Home Loan Bank of Atlanta Omnibus Annual Incentive Compensation Plan (the “Plan”) is to achieve the following objectives:
1.1.1Promote the achievement of the Bank’s profitability and business goals over both the short and long term;
1.1.2Provide a balanced, competitive reward structure for the Participants reflecting best practices in risk management and corporate governance; and
1.1.3Promote loyalty and dedication to the Bank and its objectives.
1.2This Plan sets forth the terms and conditions applicable to all Awards under the Plan. Each year, the Committee will adopt and provide to Participants one or more letters or memoranda (each, an “Award Letter”) providing details as to Base Award Opportunities, Performance Measures and other relevant information for those Participants for that year. Award Letters may reflect different types of incentive compensation opportunities for different groups of Participants.
1.3Each Award Letter will be considered part of the Plan, and references to the Plan will include each Award Letter. Each Award Letter will be subject to the Plan in all respects. In the event of any inconsistency between any Award Letter and the Plan, the Plan will control.
2.0Definitions
When used in the Plan, the words and phrases below will have the following meanings:
1.1Actual Earnings means base salary and/or wages plus overtime earned for the first 26 pay periods of the year. Compensation received under the Bank’s short-term disability program, any bonus payment, and/or incentive payment is excluded from Actual Earnings. Compensation earned while employed as an Intern, defined below, is also excluded from Actual Earnings.
1.2Award means a Performance Award or an Earned Award, as applicable.
1.3Bank means the Federal Home Loan Bank of Atlanta.
1.4Base Award Opportunity means the percentage of Actual Earnings used to calculate each Participant’s Earned Award for a particular year under the Plan.
1.5Break in Service means a temporary separation of employment before the employee is rehired by the Bank.
1.6Board means the Bank’s board of directors.

1.7Cause means as set forth in any employment agreement between the Bank and the Participant, and if none, then:

            (i) Participant’s failure to perform substantially Participant’s duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant which specifically identifies the manner in which the Bank believes that Participant has not substantially performed Participant’s duties; or

            (ii) Participant’s engaging in illegal conduct or gross misconduct which is, or is likely to be, injurious to the Bank, its financial condition, or its reputation; or

            (iii) Participant’s violation of law or regulation applicable to the Bank, or violation of the Bank’s written policies or guidelines, including, without limitation any Code of Conduct or Code of Ethics adopted by the Bank; or

            (iv)    Participants engaging in any activity or conduct that results in a written request from the Federal Housing Finance Agency (“FHFA”) or any other regulatory agency or body requesting that the Bank terminate the employment of the Executive; or

(v)    Participant’s commission of, indictment for or conviction of, plea of guilty or nolo contendere with respect to, or agreement to enter into a pre-trial diversion or similar program in connection with the prosecution for, a felony of any type or any crime involving fraud, theft, misappropriation, embezzlement, dishonesty, breach of trust or money laundering or any form of moral turpitude; or

(vi)    (A) The Bank’s receipt of a written notice under 12 U.S.C. Section 4636a seeking or ordering removal or suspension of the Participant, (B) the issuance of a notice of charges by the FHFA against the Participant or the Bank based upon the actions or activities of the Participant under 12 U.S.C. Section 4631, (C) the seeking of or entry of a cease and desist order by the FHFA against the Participant or the Bank relating to actions of or conduct by the Participant, or (D) the imposition of civil money penalties by the FHFA relating to action or conduct by the Participant; or

(vii)    Participant’s breach of fiduciary duty, or dishonesty, in the carrying out of their duties; or

(viii)    Participant’s failure or refusal to comply with a lawful directive from an officer of the Bank authorized to give such directive.

1.8Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.
1.9Committee means the Governance and Compensation Committee of the Board.
1.10Earned Award means the amount determined by the Committee as payable to a Participant in respect of the Participant’s Performance Award for a particular year under the Plan.
1.11Intern means an employee employed as an intern under any Bank sponsored internship program.
1.12Participant means an employee who participates in the Plan pursuant to Section 3.1.
1.13Performance Award means an annual incentive compensation award opportunity granted to a Participant under the Plan.
1.14Performance Measure means each performance factor that is taken into consideration under the Plan in determining the value of each Participant’s Earned Award.
1.15President and Chief Executive Officer means the President and Chief Executive Officer of the Bank.
1.16Section 409A means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder,

in each case as they may from time to time be amended or interpreted through further administrative guidance.
3.0Eligibility
1.1All employees, with the exception of Interns paid under the Bank’s internship program will be eligible (but not entitled) to participate in the Plan. Subject to the approval of the Board, the Committee may determine other Participants and the types and levels of Awards they may receive based on individual nominations, position within the Bank or other criteria.
1.2Employees with a break in service during the plan year will be eligible (but not entitled) to participate in the Plan if rehired within the same plan year. Actual Earnings from all time worked during the plan year will be included in Actual Earnings.

4.0Base Award Opportunity
1.1At the beginning of each year, the Bank will establish a Base Award Opportunity for each Participant. The Base Award Opportunity will be equal to a percentage of the Participant’s Actual Earnings for the year as set forth in the applicable Award Letter.

5.0Performance Measures
1.1Unless otherwise determined by the Board, the Board will establish three achievement levels for each Performance Measure:
Threshold    Achievement that reflects the minimum performance necessary to earn an award for the Performance Measure.
Target    Achievement that reflects the budgeted performance for the Performance Measure.
Maximum    Achievement that substantially exceeds the budgeted performance for the Performance Measure.
1.2At the beginning of each year, the Committee will recommend to the Board, and the Board will adopt, the Performance Measures for that year, as well as the achievement levels and weightings for each Performance Measure, as applied to each Award Letter and each level of employee participation in the Plan.
1.3At or following the end of each year, the Board will determine the Earned Award, if any, for each Participant. In all instances where goal performance falls between two of the discrete achievement levels (threshold, target and maximum defined above) the Board will consider interpolated award, based on where goal performance falls between the two achievement levels. .A Participant’s Earned Award for a particular year generally will be equal to his or her Base Award Opportunity multiplied by the weighted average percentage achievement levels of Performance Measures for the year.
6.0Vesting of Earned Awards
1.1Except as expressly provided otherwise in the applicable Award Letter, in order to receive payment of all or any portion of an Earned Award, a Participant must be employed by the Bank on the day the Bank makes the payment, and if the Participant’s employment with the Bank terminates for any reason, the Participant will not be eligible to receive any Earned Award for the current year or unpaid Earned Awards from prior years.
1.2Any employee of the Bank who is hired, transferred or promoted into an eligible position during a year will be eligible (but not entitled) to participate in the Plan beginning on the effective date of the hiring or promotion and will, if selected to participate by the Board, be eligible to receive a prorated Earned Award.
1.3The Committee may determine in its sole discretion to provide that all or part of an Award may be payable on account of a Participant’s death, disability, permanent retirement or other special circumstances. The terms and conditions of any payment on account of these events will be set forth in the applicable Award Letter.
7.0Payments under the Plan
1.1Earned Awards will be paid on the schedule, and subject to the other terms and conditions, set forth in the applicable Award Letter.
1.2In all cases, the Earned Award shall not exceed 100% of the Participant’s Actual Earnings
8.0Administration of the Plan
1.1In addition to the authority expressly provided in the Plan, the Board will have ultimate authority over the Plan. The Committee will administer the Plan, subject to the Board’s authority, and the Committee will manage the operation and administration of the Plan and will have all authority necessary to accomplish these purposes, including the authority to interpret the terms of the Plan, to decide questions regarding the Plan and to make recommendations to the Board regarding the eligibility of any person to participate in the Plan. Unless the Board expressly determines otherwise, the Committee’s determinations and interpretations regarding the Plan will be final, binding and conclusive.
1.2Notwithstanding anything in the Plan to the contrary, the Board reserves the right to (i) amend, modify or terminate the Plan in whole or in part and (ii) to increase, decrease, terminate without payment or otherwise modify any Award, in each case, at any time and in any manner, including in a manner adverse to Participants, for any reason or no reason and without the consent of any Participant.
1.3Participation in the Plan will not entitle a Participant to any Award or confer any right to be included in the Plan in future years or in future plans of a similar nature. The Committee’s and the Board’s determinations under the Plan need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Board will be entitled, among other things, to make non-uniform and selective determinations as to the persons to become Participants.
1.4The Committee will have the right to determine the commencement date of any Participant’s employment with the Bank solely for purposes of the Plan, separate and apart from any determination that may be made by the Bank with respect to the Participant’s employment.
1.5Without limitation on Sections 8.1 and 8.2, the Committee and the Board will have the authority (but will not be required) to (i) adjust equitably the Performance Measures for a particular year under the Plan to preserve the benefits or potential benefits intended to be made available to Participants for any merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares of the Bank and (ii) adjust Earned Awards for both current and prior years if the Committee or the Board determines in good faith that the amounts of any Earned Awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria including but not limited to: The untimely submission of information to the SEC, OF, and/or FHFA; the Bank’s failure to make sufficient progress in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention; and/or operational errors or omissions resulting in material revisions to financial results. For the avoidance of doubt, the Committee or the Board may, in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Bank.

1.6No member of the Board or any employee of the Bank will have any liability to any person, including any Participant, for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Participant’s participation in the Plan.
9.0Miscellaneous
1.1Unless another meaning is clear in context, (i) all section or other references in the Plan will refer to such parts of the Plan, (ii) all section or other references in any Award Letter will refer to such parts of that Award Letter and (iii) each term stated in either the singular or the plural will include the singular and the plural. Whenever the words “include,” “includes” or “including” are used in the Plan or any Award Letter, they will be deemed to be followed by the words “without limitation.”
1.2The Bank will be under no obligation to fund or set aside amounts to pay obligations under the Plan. Participants will have no rights to the payment of Earned Awards other than as general unsecured creditors of the Bank.
1.3The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in the Plan will: (i) give any person any legal or equitable rights or remedies against the Bank; (ii) create a contract of employment with any employee or Participant, obligate the Bank to continue the service of any employee or Participant or affect or modify any employee’s or Participant’s term of employment in any way; or (iii) create any right to payment of an award from the Bank under this or any other alternative plans, arrangements or contracts the Bank may have with any employee or group of employees. In addition, the right of the Bank to discipline or discharge any employee, including a Participant, will not be affected by any provision of the Plan.
1.4Awards and payments under the Plan will constitute special discretionary incentives and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Bank or under any agreement with a Participant, unless the Bank specifically provides otherwise.
1.5Except as expressly set forth in this section, payments under the Plan are intended to satisfy the “short-term deferral” exception under Section 409A of the Code. If an Award Letter provides that a Participant who has attained a certain age or a certain combination of age and years of service to the Bank may retire and receive all or any portion of his or her Earned Awards, then:
1.1.1References to “retirement” and corresponding terms will mean the Participant’s separation from service within the meaning of Section 409A (in addition to any other requirements for retirement eligibility set forth in the Award Letter) and shall not include any involuntary termination of a Participant by the Bank for Cause;
1.1.2Solely with respect to any payments of any portions of outstanding Awards that would be made on their ordinary schedules later than March 15 of the year after the applicable Participant first becomes eligible to receive the payments upon retirement, such payments under such Awards (each, a “409A Retirement Payment”) are intended to be “deferred compensation” subject to Section 409A, and the Plan is intended to comply with Section 409A with respect to any 409A Retirement Payments; and
1.1.3Any 409A Retirement Payment that would be subject to the limitations in Section 409A(a)(2)(b) of the Code will be delayed until six months after the applicable Participant’s retirement (or earlier death) in accordance with the requirements of Section 409A.
Each payment under the Plan will be treated as a separate payment for purposes of Section 409A. The Committee may determine to defer any payment of an Earned Award or permit a Participant to elect to defer any payment of an Earned Award, in each case, in a manner that conforms to the requirements of Section 409A(a)(4) of the Code. The Committee and the Board will have full authority to give effect to the intent of this section.
1.6All Earned Awards will be subject to applicable tax withholdings. However, for the avoidance of doubt, Participants will be solely responsible for any applicable taxes and penalties, and any interest that accrues thereon, that they incur in connection with the receipt of any Award under the Plan.
1.7A Participant may not sell, transfer, hedge, assign, pledge or otherwise encumber any Award or anticipated payment under the Plan.
1.8If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included herein.
1.9The Plan and any Award Letters issued under the Plan from time to time contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, if any, whether written or oral, with respect to the subject matter hereof.
1.10Each Participant recognizes and agrees that prior to being selected by the Board to receive an Award, he or she has no right to any benefits under the Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of the Plan, any determination, action or omission hereunder by the Committee, the Board or the Bank or any amendment to (or termination of) the Plan.
1.11Participation in the Plan constitutes acceptance of all the terms and conditions set forth in the Plan, including any Award Letters. Without limitation on the foregoing, each Participant must keep confidential any information concerning any Award and any dispute, controversy or claim relating to the Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering the dispute or to the Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary for the prosecution or defense of the dispute).
1.12The Bank’s determination as to the identity of the proper payee of any amount under the Plan will be binding and conclusive, and payment in accordance with such determination will constitute a complete discharge of all obligations on account of such amount. Without limiting the generality of the foregoing, any amounts determined by the Committee or the Board to be payable under the Plan on account of death will be paid to the applicable Participant’s designated beneficiary, if any, or to the Participant’s estate.
1.13The Plan will be governed by and construed in accordance with the internal laws of the state of Georgia, unless otherwise preempted by the laws of the United States. Each Participant hereby irrevocably submits to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in the City of Atlanta over any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award. Each Participant acknowledges and agrees that the forum designated by this section has a reasonable relation to the Plan and to the Participant’s relationship with the Bank.
1.14This Plan was originally adopted by the Board on April 30, 2010 and will continue, as amended from time to time, until suspended or terminated by the Board in its sole discretion.
END OF PLAN DOCUMENT